EXHIBIT 99.1

ChinaNet Online Holdings Reports First Quarter 2017 Financial Results

  Revenues of $7.3 million in the first quarter of 2017, up 43.6% from prior year's $5.1 million
  Search engine marketing service revenue increased 252.1% to $5.0 million for the first quarter
  Operating results showed a 25.5% improvement with an operating loss of $1.0 million in the first quarter of 2017, compared to the prior year's loss of $1.4 million
  Internet advertising and data service gross margin improved to 49% in the first quarter of 2017 compared to 43% in the prior year’s period

BEIJING, May 16, 2017 (GLOBE NEWSWIRE) -- ChinaNet Online Holdings, Inc. (Nasdaq:CNET) ("ChinaNet" or the "Company"), an integrated online advertising, precision marketing and data-analysis and management services platform, announced today financial results for the first quarter of 2017.

Summary Financials

First Quarter 2017 Financial Results (USD)
	2017	2016	CHANGE
Sales	$7.3 million	$5.1 million	+43.6%
Gross Profit	$1.3 million	$1.6 million	-20.7%
Gross Margin	17.5%	31.7%	-44.8%
Net Loss Attributable to ChinaNet	($1.1) million	($1.4) million	23.0%
EPS from continuing operations* (Basic & Diluted)	($0.09)	($0.12)	25.0%

*Per share amount for the three months ended March 31, 2016 has been retroactively restated to reflect the Company’s 1 for 2.5 reverse stock split, which was effective on August 19, 2016.

For the three months ended March 31, 2017, total revenues increased to $7.3 million from $5.1 million in the prior year, primarily due to the increase from search engine marketing revenue during the quarter.

During the quarter, revenues from internet advertising and data services was $2.3 million, which decreased 36.8% from $3.6 million in the first quarter of 2016. ChinaNet continues to focus on integrating and upgrading its internet advertising and data service to SME clients and investing in developing new service modules for clients, and believes that the launch of new services in future will help to increase market penetration and recurring revenues. The decline was offset by an increase in search engine marketing services revenue of 252.1% from $1.4 million in the first quarter of 2016 to $5.0 million in the first quarter of 2017. This increase was supported by the CloudX system, which drove more precision marketing and ROI for clients.

Gross profit for the quarter ended March 31, 2017 was $1.3 million compared to $1.6 million in the first quarter of 2016, a decrease of 20.7%. Gross margin was 17.5%, down from 31.7% in 2016, primarily due to the increase in relative lower margin revenues from search engine marketing services during the quarter. Internet advertising and data service gross margin increased to 49% in the first quarter of 2017 from 43% in 2016. The improvement in gross margin of the internet advertising and data service was primarily due to optimizing and upgrading of the Company's online promotion analysis and cost control system.

Operating expenses decreased by 22.9% to $2.3 million for the three months ended March 31, 2017. Sales and marketing expenses decreased by 5.2% to $0.8 million. General and administrative expenses decreased by 36% to $1.1 million. Loss from operations was $1.0 million in the first quarter of 2017, an improvement of 25.5% compared to $1.4 million in the first quarter of 2016.

Net loss attributable to ChinaNet for the three months ended March 31, 2017 was $1.1 million and loss per share from continuing operations was $0.09, compared to a net loss of $1.4 million and loss per share from continuing operations of $0.12 in the first quarter of 2016. The weighted average diluted shares outstanding for the three months ended March 31, 2017 was 12.0 million shares versus 11.3 million for the three months ended March 31, 2016.

Balance Sheet and Cash Flow

The Company had $1.0 million in cash and cash equivalents as of March 31, 2017, compared to $3.0 million as of December 31, 2016, working capital of $6.4 million compared to $6.9 million as of December 31, 2016, and a current ratio of 1.6 to 1, compared 1.9 to 1 as of December 31, 2016. Total shareholders' equity of ChinaNet was $21.5 million at March 31, 2017 compared to $22.2 million at December 31, 2016.

The Company generated approximately $2.0 million of cash outflows from operations for the quarter ended March 31, 2017 compared to a $0.4 million of cash inflows for the quarter ended March 31, 2016.

Business Updates

In January 2017, ChinaNet announced the launch of its updated comprehensive website www.chinanet-online.com, reflecting ongoing efforts to provide up-to-date information for customers, investors and shareholders. The new ChinaNet website has been redesigned to be more dynamic, user-friendly and content rich. The website allows visitors to efficiently access information needed regarding ChinaNet's profile and history, products and services, and investor relations content including press releases and SEC reporting. The website now also includes enhanced video, including a compressive overview of the Company's business which can be viewed directly at: http://www.chinanet-online.com/english_index.html

About ChinaNet Online Holdings, Inc.

ChinaNet Online Holdings, a parent company of ChinaNet Online Media Group Ltd., incorporated in the BVI (ChinaNet), is an integrated online advertising, precision marketing and data-analysis and management services platform. ChinaNet provides prescriptive analysis for its clients to improve business outcomes and to create more efficient enterprises. The Company leverages an optimization framework, provided by its comprehensive data-analysis infrastructure, to blend data, mathematical, and computational sciences into an outcome management platform for which it monetizes on a per client basis. ChinaNet uniquely optimizes and prescribes its clients decision making processes based on its proprietary ecosystem. For more information, visit www.chinanet-online.com.

Safe Harbor

This release contains certain "forward-looking statements" relating to the business of ChinaNet Online Holdings, Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including business uncertainties relating to government regulation of our industry, market demand, reliance on key personnel, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on ChinaNet's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting ChinaNet will be those anticipated by ChinaNet. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. ChinaNet undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

CHINANET ONLINE HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except for number of shares and per share data)

	March 31, 2017	December 31, 2016
	(US $)	(US $)
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,047	$3,035
Term deposit	3,073	3,056
Accounts receivable, net	4,242	3,322
Prepayment and deposit to suppliers	7,928	4,754
Due from related parties, net	1,082	213
Other current assets	143	95
Total current assets	17,515	14,475

Long-term investments	1,348	1,340
Property and equipment, net	423	471
Intangible assets, net	7,001	7,264
Goodwill	4,998	4,970
Deferred tax assets	1,531	1,522
Total Assets	$32,816	$30,042

Liabilities and Equity
Current liabilities:
Short-term bank loan *	$725	$721
Accounts payable *	398	102
Advances from customers *	4,606	1,420
Accrued payroll and other accruals *	597	685
Due to new investors related to terminated security purchase agreements	888	884
Payable for purchasing of software technology *	413	411
Taxes payable *	2,963	2,910
Other payables *	555	487
Total current liabilities	11,145	7,620
Long-term liabilities:
Long-term borrowing from a director	127	126
Total Liabilities	11,272	7,746

Equity:
ChinaNet Online Holdings, Inc.’s stockholders’ equity
Common stock (US$0.001 par value; authorized 50,000,000 shares; issued and outstanding 12,265,542 shares and 12,158,542 shares at March 31, 2017 and December 31, 2016, respectively)	12	12
Additional paid-in capital	29,496	29,285
Statutory reserves	2,607	2,607
Retained deficit	(11,449)	(10,362)
Accumulated other comprehensive income	843	700
Total ChinaNet Online Holdings, Inc.’s stockholders’ equity	21,509	22,242

Noncontrolling interests	35	54
Total equity	21,544	22,296

Total Liabilities and Equity	$32,816	$30,042

CHINANET ONLINE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except for number of shares and per share data)

	Three Months Ended March 31,
	2017	2016
	(US $)	(US $)
	(Unaudited)	(Unaudited)
Revenues
From unrelated parties	7,245	5,012
From related parties	19	48
Total revenues	7,264	5,060
Cost of revenues	5,992	3,456
Gross profit	1,272	1,604

Operating expenses
Sales and marketing expenses	834	880
General and administrative expenses	1,092	1,706
Research and development expenses	395	426
Total operating expenses	2,321	3,012

Loss from operations	(1,049)	(1,408)

Other income/(expenses)
Interest income	19	27
Interest expense	(36)	-
Other expenses	(3)	(12)
Total other (expense)/income	(20)	15
Loss before income tax benefit, noncontrolling interests and discontinued operation	(1,069)	(1,393)
Income tax benefit	-	28
Loss from continuing operation	(1,069)	(1,365)
Loss from discontinued operation, net of income tax	-	(46)
Net loss	(1,069)	(1,411)
Net income attributable to noncontrolling interests from continuing operations	(18)	-
Net loss attributable to ChinaNet Online Holdings, Inc.	(1,087)	(1,411)

Net loss	(1,069)	(1,411)
Foreign currency translation gain	106	112
Comprehensive Loss	(963)	(1,299)
Comprehensive loss attributable to noncontrolling interests	19	17
Comprehensive loss attributable to ChinaNet Online Holdings, Inc.	(944)	(1,282)

Loss per share
Loss from continuing operations per common share
Basic and diluted	$(0.09)	$(0.12)
Loss from discontinued operations per common share
Basic and diluted	$-	$-

Weighted average number of common shares outstanding:
Basic and diluted	11,982,504	11,342,971

CHINANET ONLINE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended March 31,
	2017	2016
	(US $)	(US $)
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net loss	$(1,069)	$(1,411)
Adjustments to reconcile net loss to net cash (used in)/provided by operating activities
Depreciation and amortization	354	384
Share-based compensation expenses	211	564
Loss on disposal of fixed assets/other long-term assets	-	21
(Reverse of)/provision for allowances for doubtful accounts	(29)	-
Deferred taxes	-	(28)
Changes in operating assets and liabilities
Accounts receivable	(903)	(507)
Other receivables	20	1,464
Prepayment and deposit to suppliers	(3,154)	(152)
Due from related parties	(870)	(19)
Other current assets	(38)	29
Accounts payable	295	190
Advances from customers	3,185	64
Accrued payroll and other accruals	(90)	(89)
Other payables	44	(114)
Taxes payable	37	47
Net cash (used in)/provided by operating activities	(2,007)	443

Cash flows from investing activities
Payment for office equipment and leasehold improvement	-	(117)
Long-term investment in cost/equity method investees	-	(693)
Payment for purchasing of software technology	-	(1,394)
Net cash used in investing activities	-	(2,204)

Cash flows from financing activities

Net cash provided by/(used in) financing activities	-	-

Changes in cash and cash equivalents included in assets classified as held for sale	-	(6)

Effect of exchange rate fluctuation on cash and cash equivalents	19	8

Net decrease in cash and cash equivalents	(1,988)	(1,759)

Cash and cash equivalents at beginning of the period	3,035	5,503
Cash and cash equivalents at end of the period	$1,047	$3,744

Contact:

MZ North America
Ted Haberfield, President
Direct: +1-760-755-2716
Email: thaberfield@mzgroup.us
Web: www.mzgroup.us